Exhibit 10.2

                        AMENDED AND RESTATED
                     SORBIE PRODUCTS AGREEMENT



     THIS AGREEMENT is entered into as of this      day of
March, 1996 by and between Sorbie Acquisition Co., a
Pennsylvania corporation having its place of business at 504
Allegheny River Boulevard, Oakmont, PA (hereinafter, "SAC"),
Sorbie Trading Limited whose registered office is located at (hereinafter, "Trading"), Trevor Sorbie International, PLC, whose registered office is located at (hereinafter, "International") (International and Trading are hereinafter collectively referred to as the "TSI Parties") and Trevor Sorbie, in his personal capacity
("Sorbie") (the TSI Parties and Sorbie personally are collectively referred to as the "Sorbie Parties"').

                             WITNESSETH:

     WHEREAS, the parties hereto entered into the Sorbie
Products Agreement as of July 22, 1994 (the "Original Agreement"); and

     WHEREAS, the parties wish to amend and restate the Original Agreement in its entirety; and

     WHEREAS, Trading is an affiliate of International, which developed the trademarks SORBIE and TREVOR SORBIE based on the fame, and reputation of Sorbie, a citizen of Great Britain, as a hair designer.

     WHEREAS, International and Sorbie entered into a Trademark and Intellectual Property Purchase Agreement with
Redken Laboratories, Inc. (hereinafter, "Redken") on
December 1, 1989 (hereinafter, the "Purchase Agreement") under which, inter alia, Redken acquired the rights to the trademarks SORBIE and TREVOR SORBIE in North America.

     WHEREAS, International and Sorbie entered into a Service, Distribution and License Agreement with Redken on
December 1, 1989 (hereinafter, the "SD&LA") under which, inter alia, Redken agreed to supply products bearing such trademarks to International and International agreed to provide Sorbie's personal services to Redken.

     WHEREAS, Redken assigned its rights under the Purchase
Agreement and the SD&LA to SAC.

     WHEREAS, International, Sorbie and SAC entered into the Original Agreement to terminate and the Purchase Agreement and the SD&LA to provide for the continued exploitation of the SORBIE and TREVOR SORBIE trademarks.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                       ARTICLE I. DEFINITIONS

     1.1 Definitions. Defined terms which are used throughout this Agreement shall have the meanings set forth in Appendix A which is attached hereto and incorporated herein by reference.

     ARTICLE II.  TERMINATION OF PRIOR AGREEMENTS; RELEASES; GRANTS

     2.1 Termination of Existing Agreement. International,
Sorbie and SAC confirm that the Purchase Agreement, and the SD&LA were terminated by the Original Agreement in their entireties effective July 22, 1994. International, Sorbie and SAC on behalf of themselves, their successors and assigns hereby completely release, acquit and forever discharge each other and each of their agents, attorneys, affiliates and persons employed or engaged by each of them, as well as their respective successors and assigns of and from any and all actions and causes of action, suits, covenants, claims, contracts, controversies, agreements, promises, liabilities, obligations, guarantees, indemnities, damages, debts, sums of money, accounts, executions, judgments and demands whatsoever, whether the same be liquidated or unliquidated, contingent or fixed, matured or unmatured, determined or undetermined, known or unknown, foreseen or unforeseen, whether past, present or future, whether the same be at law or in equity, and whether or not founded in fact or in law, arising out of or related to or attributable to the Purchase Agreement or the SD&LA.

     2.2 Rights of SAC. The parties hereto acknowledge and agree that SAC owns the exclusive right, title and interest to the Intellectual Property Rights and Sorbie Trademarks in
SAC's Territory and that SAC has the exclusive right to design, package, market, manufacture, advertise, promote, distribute and sell the Sorbie Products in SAC's Territory.

     2.3 Certain Intellectual Property Rights. SAC hereby assigns to International all Intellectual Property Rights and the Sorbie Trademarks outside North America and South
America the goodwill related thereto outside North America and South America.

     2.4 Virgin Airways. Upon International's request, SAC will grant to Virgin Airways, or another air carrier or airport services provider reasonably acceptable to SAC, a license to use the Sorbie Trademarks in connection with hairstyling salon services in or proximate to airports in North America.

     2.5 Molds and Formula. During the term of this Agreement, the Sorbie Parties and SAC shall exchange molds and formulae for Sorbie Products, and the Sorbie Parties authorize SAC to use such molds and formulae in the SAC
Territory and SAC authorizes the Sorbie Parties to use such molds and formulae in International's Territory.

     2.6 Product Literature. The Sorbie Parties and SAC shall supply each other with samples of literature which they develop with respect to Sorbie Products for their respective Territories. Each party shall be responsible at its sole cost and expense for the cost of translating, modifying and printing of the literature which such party requires for its Territory.

     2.7  Infringement. (a) The Sorbie Parties shall
promptly notify SAC of any apparent infringing use of which
any of them may have knowledge.  At SAC's request, the
Sorbie Parties shall cooperate with SAC in any enforcement
proceeding against third party infringement including
providing documents, giving testimony and, if necessary,
joining in any    suit.  SAC shall reimburse the Sorbie
Parties for any out-of-pocket expenses reasonably incurred by any Sorbie Party in connection with such action.

          (b) SAC shall promptly notify the Sorbie Parties of any apparent infringing use of which it may have knowledge. Upon the request of the Sorbie Parties, SAC shall cooperate with the Sorbie Parties in any enforcement proceeding against third party infringement, including providing documents, giving testimony and, if necessary, joining in any suit. The TSI Parties shall reimburse SAC for any out-of-pocket expenses reasonably incurred by SAC in connection with such action.

     2.8  No Detrimental Actions.  Neither the Sorbie
Parties nor SAC shall take any action that would be detrimental or prejudicial to or otherwise would impair any Sorbie Trademark or Intellectual Property or the image or reputation of Sorbie.

     2.9 Further Assurances. The Sorbie Parties covenant that they will, at SAC's expense, render all reasonable assistance to SAC and execute all documents, papers, forms and authorizations and depose to or swear all declarations or oaths which are necessary for securing, completing and absolutely vesting full right, title and interest to the Sorbie Trademarks and the Intellectual
Property, and the goodwill related thereto in favor of SAC, including with respect to new products in Section 6.4 hereof, in SAC's Territory.

          SAC covenants that it will, at the expense of the TSI Parties, render all reasonable assistance to the TSI
Parties and execute all documents, papers, forms and authorizations and depose to or swear all declarations or oaths which are necessary for securing, completing and absolutely vesting full right, title and interest to the Sorbie Trademarks and the Intellectual Property and the goodwill related thereto in favor of the TSI Parties, including with respect to new products in Section 6.4 hereof, in International's Territory.

                       ARTICLE III. SOUTH AMERICA

     3.1 South America. In consideration of the Royalties to be paid in accordance with Article IV hereof and other goodwill and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, International, as assignor, does hereby assign unto SAC, as assignee, all of International's right, title and interest in and to the Intellectual Property and Sorbie Trademarks in South America, together with the goodwill of the business symbolized by the Intellectual Property and Sorbie Trademarks in South America, along with all claims for damages it may have by reason of past infringement of all Intellectual Property and Sorbie Trademarks in South America by any party or parties, with the right to sue for and collect the same for SAC's own use and behalf.

          Sorbie consents to the use and registration of his name in South America by SAC, and the Sorbie Parties agree to execute all documents required by SAC to register and enforce said Sorbie Trademarks in any country in South America.

     3.2 Representations. Each Sorbie Party represents and warrants solely with respect to (x) itself or himself and
(y) South America that:

          (a) Such Sorbie Party has not sold, conveyed or otherwise authorized the use of the Sorbie Trademarks by any third party;

          (b) Such Sorbie Party has not granted any lien, pledge, security interest or similar encumbrance or charge against the Sorbie Trademarks; and

          (c) To the actual knowledge of such Sorbie Party without having conducted any investigation:

               (i) the Sorbie Trademarks are not being used by any other party; and

               (ii)  the Sorbie Trademarks neither infringe
upon nor are claimed by any party to infringe upon any other party's rights.

                         ARTICLE IV.  ROYALTIES

     4.1 After deduction of the Allowed Offsets set forth in Section 4.3, SAC shall pay to International, as provided in Section 4.4 hereof, royalties as follows (the "Royalties"):

          (a) Between July 22, 1994 and the execution date of this Amended and Restated Sorbie Products Agreement, in amount equal to six percent (6%) of Net Sales of Sorbie
Products in SAC's Territory;

          (b) After the execution date of this Amended and Restated Sorbie Products Agreement, the sum of the following:

               (i) three percent (3%) of Net Sales of Sorbie
Products in SAC's Territory from and after the execution date of this Amended and Restated Sorbie Products Agreement, plus

               (ii) one percent (1%) of Net Sales of Sorbie
Products in SAC's Territory in excess of $12,000,000 on a cumulative basis from and after the execution date of this Amended and Restated Sorbie Products Agreement, plus

               (iii) two percent (2%) of Net Sales of Sorbie
Products in SAC's Territory in excess of $15,000,000 on a cumulative basis from and after the execution date of this Amended and Restated Sorbie Products Agreement, plus

               (iv) a lump sum payment of $120,000 when Net
Sales of Sorbie Products in SAC's Territory from and after the execution date of this Amended and Restated Sorbie
Products Agreement shall have exceeded $12,000,000, plus

               (v) a lump sum payment of $300,000 when Net
Sales of Sorbie Products in SAC's Territory from and after the execution date of this Amended and Restated Sorbie
Products Agreement shall have exceeded $15,000,000.

For purposes of illustrating the calculation of Royalties under this clause (b), the amount of Royalties that will be payable on the Net Sales indicated below is as follows:

            Net Sales of Sorbie
             Products in SAC's
                Territory                       Royalty

              $10,000,000                     $  300,000
              $14,000,000                     $  560,000
              $20,000,000                     $1,200,000

     4.2 No Royalties on International or Trading Sales. Notwithstanding anything to the contrary set forth in
Section 4. 1, no Royalties shall be due on any sales to International or Trading or to any entity to which International or Trading requests, or on any sales of Sorbie Products to SAC or on resales of products purchased by SAC or its Affiliates from International or Trading.

     4.3 Allowed Offsets. SAC's obligation to pay Royalties hereunder is unconditional and absolute, without defense, counterclaim or setoff, and is not dependent on adequacy of consideration, the accuracy of any representation or warranty herein contained, the performance by International, Trading, or Sorbie of any other obligation hereunder or any other agreement between any of them and SAC or any other reason, except that SAC, in its sole discretion may offset against royalties becoming due hereunder the following amounts, and no others:

          (a) SAC may offset the Royalty Credit against the Royalties.

          (b) If International or Trading fails to make timely payment to SAC for any products ordered by International or Trading from SAC, then SAC may offset the amount of such payment due (plus late charges as set forth in Section 11.7) against the Royalties.

          (c) If there is a final determination by an Arbitrator that Sorbie, International or Trading has breached the terms of this Agreement or that Sorbie has breached its obligations to SAC under the Sorbie Employment
Agreement or the Deed of Assignment referred to in Section
8. 1, then SAC shall offset the amount of resulting damages the Arbitrator determines were suffered by SAC, against the Royalties.

          (d) If Sorbie Products sold to third parties are returned for reasons other than product defects, or if trade allowances are granted retroactively with respect to sales to third parties after the royalty thereon shall have been paid, SAC shall be entitled to take appropriate credit for such overpayment against any royalties thereafter accruing.

          (e) If SAC repurchases Sorbie Products from distributors who have been terminated by SAC in full, or if SAC repurchases Sorbie Products that have been improperly diverted, then SAC may offset against the Royalties the amount of any Royalties previously credited to International with respect to the Sorbie Products so repurchased.

          (f) If SAC does not receive payment for Sorbie
Products shipped to distributors within 180 days of the invoice date, SAC may offset against the Royalty the amount of the Royalty on such Products previously delivered to International.

     4.4 Royalty Payments. Within thirty (30) days following the end of each calendar quarter, SAC shall submit to International a report specifying (i) the Net Sales of Sorbie Products in SAC's Territory during the preceding calendar quarter, and (ii) the Royalty payable thereon pursuant to Section 4.1. Each report shall be accompanied by a wire transfer to or for International's account in U.K. funds in an amount equal to the Royalty payable for such quarter. If there have been no Net Sales for or Royalties due in a given quarter, SAC's report shall so state. Net Sales shall be deemed to have occurred for purposes of this Section 4.4 when invoiced, or if not invoiced, then when product is shipped, or when paid for, if paid for before delivery or shipment.

      ARTICLE V. TRADING'S AND INTERNATIONAL'S PURCHASE OF PRODUCTS

     5.1 Purchases. Trading and International may purchase from SAC, and SAC shall sell to Trading and International, their requirements for Sorbie Products in such quantities of Sorbie Products as Trading or International may order from time to time at a price equal to SAC's Cost for such Products plus five percent (5%). The TSI Parties shall reimburse SAC for the premium cost paid by SAC for any products liability insurance carried by SAC for the benefit of the TSI Parties, but only if such premium cost is separately itemized by SAC's insurance carrier. Neither International nor Trading shall be obligated to purchase all or any of their Sorbie Products from SAC or its affiliates, it being acknowledge by SAC that International and Trading leave the right to manufacture and the right to authorize the manufacture of Sorbie Products in International's Territory for sale anywhere in International's Territory.

     5.2 Projections. Within five (5) business days after the beginning of each calendar quarter beginning after the Effective Date, Trading and International shall give SAC projections of their estimated purchases of Sorbie Products from SAC for next quarter beyond the date of their previously placed orders. Such projections shall be nonbinding and only for planning purposes, and not for purposes of creating a commitment to a given level of purchases.

     5.3 Terms.  All Sorbie Products sold under this Article
V shall be shipped F.O.B. SAC's plant or, if applicable, the plant of SAC's contract manufacturer. SAC shall use its best efforts to ship the Sorbie Products within thirty (30) days of the date of Trading's or International's written order.
All costs of insurance, freight, export packing, expedited handling, customs and duty, and taxes shall be paid by Trading or International.
Title and risk of loss shall pass to Trading or International, as the case may be, upon transfer by SAC or its contract manufacturer of the product to a common carrier. The other terms and conditions of SAC's sale of Sorbie Products to Trading and International shall be reasonably established by the parties from time to time.

     5.4 Allowance for Defective Sorbie Products. SAC shall grant International and Trading an allowance of one half of one percent (0.5%) of the net invoice price of Sorbie Products sold by SAC to International or Trading. In exchange, SAC shall not be obligated to replace or give the TSI Parties credit for any defective Sorbie Products sold by SAC to International or Trading unless more than one half of one percent (0.5%) of the value of any single shipment (based upon the net invoice price of the product) is found to be defective, in which event, SAC at its option shall either replace the defective Sorbie Products with an aggregate value in excess of one half of one percent (0.5%) of the shipment or refund
International's or Trading's purchase price for all defective products above the one half of one percent
(0.5%) level. SAC shall pay the cost of shipping replacement products in excess of the one half of one percent (0.5%) level.

     5.5 Payments. Trading or International, as the case may be, shall pay for Sorbie Products it purchases by wire transfer to or for SAC's account in immediately available
U.S. funds no later than forty-five (45) days after the invoice date. SAC may offer early payment discounts to Trading or International if it deems appropriate.

     5.6 Orders from Other Territories. All orders and inquiries received by SAC from International's Territory shall be referred to International. All orders received by International or Trading from SAC's Territory shall be referred to SAC.

     5.7 Exclusive Rights. SAC shall have the exclusive right within the SAC Territory, for the term of this Agreement, to the services of International and Trading to assist SAC in the design, packaging, marketing, advertising, promotion, distribution and sale of Sorbie Products. The TSI Parties shall have the exclusive right within the International Territory, for the term of this Agreement, to the services of SAC to assist the TSI parties in the design, packaging, marketing, advertising, promotion, distribution and sale of Sorbie Products.

              ARTICLE VI.  PRODUCT DEVELOPMENT AND PROMOTION

     6.1 Development of Hair Stylists. International and Trading shall use their best efforts to develop and maintain a group of progressive hair stylists to enhance the image and reputation of International and Trading, by among other things (at the discretion of International and Trading and provided that it is commercially reasonable to do so) continuing to own, supervise, manage and publicize the Sorbie salon in London, England.

     6.2 Image and Reputation of Sorbie. International and Trading shall use their best efforts to develop and enhance the image and reputation of Sorbie, and the stylists associated with International and Trading, as being progressive hair stylists from the perspective of the 18 through 45 age group who are in the upper 25% of the population socioeconomically. This shall include, among other things, releasing contemporary commercial hair styles popular with men and women in the target market, and through other forms of publicity and promotional efforts.

     6.3 Photographs.  SAC may request International and
Trading to produce photographs featuring contemporary hairstyling each calendar year targeted toward the North
American market. SAC shall reimburse International or Trading, as the case may be, for the costs incurred by International or Trading for the photo sessions required to produce such photographs.

          International, Trading and SAC shall use their respective best reasonable efforts to consult with each other sufficiently prior to any photography session they schedule in order to allow SAC or International and Trading, as the case may be, to determine whether they would like to use the photographs to be taken at that session and to allow the other party to negotiate with the models and photographer(s) any special rights they may desire to purchase in connection with the photography session. Additionally, if the TSI Parties or SAC produce photographs for use in their respective Territories that the other party would like to use the TSI Parties or SAC, as the case may be, shall use their best reasonable efforts to provide the necessary documents assigning the rights to the photographs to the other party for use in their Territory and to assure that such use will not violate the use of any third party. The assignee shall pay the incremental fees and costs related to the above. SAC's right to obtain such photographs on the foregoing terms shall expire as of that date which is 25 years after the date of this Agreement.

     6.4 Potential Products. The Sorbie Parties and SAC shall disclose to each other all ideas for potential Sorbie Products, as soon as such party has decided that the product is a potential Sorbie Product. The party making disclosure shall also provide sufficient supporting information to enable the other party to determine whether or not to produce and/or sell the product. SAC shall have the exclusive right in SAC's Territory and the Sorbie Parties shall have the exclusive right in International's Territory to design, package, market, advertise, promote, distribute and sell such new products and to register any trademarks related thereto. The Sorbie Parties shall own the right, title and interest in such products in International's Territory, and SAC shall own the right, title and interest in such products in SAC's Territory.

                           ARTICLE VII.  VIDEOTAPES

     7.1 Videotaping of Shows, Seminars and Workshops. (a) SAC shall have the right to videotape all or any part of any show, seminar or workshop presented by Sorbie or other representatives of International or Trading in the SAC Territory, at the expense of SAC and without additional compensation to International or Trading.

          (b)  All Copyrights worldwide for any such
videotape shall be owned by SAC, and SAC may duplicate, sell or otherwise use such videotapes for any purpose in the SAC Territory, including without limitations, selling or showing copies of the videotapes to distributors and/or their clients. Sorbie and International agree to assign and shall provide the documents necessary to assign all copyrights to SAC.

          (c) International shall have the exclusive right to distribute such videotapes in International's Territory. International shall pay SAC's reproduction costs for each tape which SAC supplies to Inter- national. If International orders a master tape, then International shall share in the production costs of such tape on an equitable basis.

     7.2 Instructional Videotapes. In the event that SAC or the TSI Parties create any instructional videotapes, SAC hereby assigns to the TSI Parties all of its right, title and interest in such videotapes in International's Territory and the TSI Parties hereby assign to SAC all of their right, title and interest in such videotapes in SAC's Territory.
SAC or the TSI Parties, as the case may be, shall pay for the cost for each tape for their respective Territory and any incremental costs associated with the assignment contemplated herein.

     7.3 Showing of Videotapes/Other Recordings. SAC shall have the right to show in the SAC Territory the videotapes and other recordings any of the seminars, workshops or shows, on a simultaneous and/or delayed basis, by satellite or other medium of transmission, at the cost of SAC and without payment of any additional consideration to International.
All income from any such supplemental sales or showing of the seminars, workshops or shops, within the SAC Territory, shall be for the account of SAC.

                      ARTICLE VIII.  MUTUAL COVENANTS

     8.1 Contracts with Sorbie. International warrants that the contracts between International and Sorbie attached as Exhibits 10.1 (the "Sorbie Employment Agreement") and
10.2 (the "Deed of Assignment") to the Original Agreement and the contract between International and Grant Peet
("Peet") attached as Exhibit 10.3 (the "Peet Employment
Agreement") to the Original Agreement are, on the date hereof, valid, binding and in full force and effect and have not been modified or amended except as hereinafter provided.
International shall not agree or consent to any termination of, or any amendment, modification or revision to, any of the contracts attached as Exhibits 10.1, 10.2 and 10.3 without SAC's prior written consent, which consent shall not be unreasonably withheld provided SAC's consent shall not be required in the event Peet retires on terms not inconsistent with his Agreement for Services with International set forth as Exhibit 10.3. International shall give SAC at least 45 days' prior written notice of any proposed termination of, or any proposed amendment, modification or revision to, said contracts. Sorbie confirms the Deed of Assignment. Sorbie further agrees that SAC shall be a third party beneficiary of Section 7 of the Deed of Assignment and Sections 4 and 12 of the Sorbie Employment Agreement provided that in the event of any conflict between such sections and this Agreement, this Agreement shall govern and, provided that Sorbie shall have no personal liability to SAC for monetary damages caused by any breach of his obligations to SAC as third party beneficiary under the Deed of Assignment or the Sorbie Employment Agreement, but any damages to SAC caused by Sorbie as a result of his failure to satisfy his obligations to SAC under the Deed of Assignment and Sorbie Employment
Agreement, as finally determined under Section 11. 11, may be offset by SAC against the Royalties as provided in
Section 4.3(d) hereof.

     8.2 Compliance. Each party shall be responsible on a continuing basis for all governmental and regulatory compliance matters within its Territory; including compliance with any testing, registration, labeling, packaging and environmental and employee protection requirements. The parties will cooperate with each other in fulfilling these responsibilities.

     8.3 Cooperation. The Sorbie Parties and SAC shall cooperate in good faith with each other and will take appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to evidence, confirm or carry out any of the transactions contemplated hereunder.

     8.4 RTPA. No provision by virtue of which this Agreement or any agreement or arrangement is subject to registration under the Restrictive Trade Practices of 1976 and 1977 of the United Kingdom ("RTPA") shall take effect until the day after particulars thereof have been furnished to the Director General of Fair Trading in accordance with the requirements of the RTPA.

                      ARTICLE IX.  NEGATIVE COVENANTS

     9.1 Non-Compete by Sorbie Parties. Until December 31, 1999, neither International, Trading nor Sorbie shall directly or indirectly endorse, feature, produce, manufacture, authorize the use of, or, without the consent of SAC, voluntarily be associated in any way with, any product which is competitive with a Sorbie Product or any other product which is of the same general product class as any Sorbie Product. The parties hereto acknowledge that the Stephan Company, which is acquiring all of the outstanding common stock of SAC on the execution date of this Amended and Restated Sorbie Products Agreement, was, is and will continue to be engaged in the business of manufacturing and producing hair care products which may be in the same general product class as Sorbie Products. Neither the manufacture nor sale of hair care products by the Stephan Company or any of its affiliates (other than SAC and its subsidiaries) shall constitute a breach of this Section 9. 1. Notwithstanding the foregoing, nothing herein contained shall prohibit International, Trading or Sorbie from selling products not in the general product class as any Sorbie Product such as cutting tools or wigs without the consent of SAC.

     9.2 Non-Compete by SAC. Until December 31, 1999, SAC shall not directly or indirectly endorse, feature, produce, manufacture, authorize the use of, or, without the consent of International, voluntarily be associated in any way with, any product which is competitive with a Sorbie Product or any other product which is in the same general product class as any Sorbie Product. Notwithstanding the foregoing, nothing herein contained shall prohibit SAC from selling products not in the general product class as any Sorbie Product such as cutting tools or wigs without the consent of International.

     9.3 Diversion by SAC. SAC shall not, nor shall it permit any of its affiliates, assigns or licensees to, sell or permit the sale of Sorbie Products to any person outside SAC's Territory, or to any person within SAC's Territory who at any time in the past has sold Sorbie Products to any person outside SAC's Territory, except only (a) sales to International or Trading or (b) sales with the consent of International or Trading.

     9.4 Diversion by International or Trading. Neither International or Trading shall, nor shall either of them permit any of their affiliates, assigns or licenses to, sell or permit the sale of Sorbie Products to any person outside International's Territory, or to any person within International's Territory, who at any time in the past has sold Sorbie Products to any person outside International's Territory except only sales with the consent of SAC.

                      ARTICLE X. NO PERSONAL LIABILITY

     10.1 Sorbie's Personal Obligations. Sorbie is a party to this Agreement for the sole purpose of consenting to
Section 3.1, making his representations and warranties in
Section 3.2, and Article X and to consent and agree to the provisions of Section 2.1, 2.2, 2.5, 2.6, 2.7, 2.8, 2.9,
6.4, 9.1, 11.3, 11.4, 11.9, 11.11, 11.12, 11.13, 11.18,
11.19, 11.20. Sorbie shall have no other obligations under this Agreement except for those expressly provided in the provisions referred to above in this Section 10.1. Sorbie shall have no liability for any breach of this Agreement by International or Trading and he shall have no personal liability for monetary damages caused by any breach of his obligations under this Agreement; provided, however, that any damages caused by Sorbie as a result of his failure to satisfy his obligations under this
Agreement, may be offset by SAC against the Royalties as provided in Section 4.3(d) hereof.

                        ARTICLE XI.  GENERAL TERMS

     11.1 Terms of Agreement. This Products Agreement shall expire December 31, 2044. Thereafter, any party shall have the option to renew this Agreement for successive ten
(10) year periods, by giving written notice of its intention to renew at least one year prior to the end of the initial term or any renewal thereof but in no event shall the Agreement extend beyond December 31, 2093.

     11.2  Indemnification.

          (a) SAC, on the one hand, and International and Trading on the other hand, each shall indemnify and hold the other harmless from and against any loss, liability or expense (including costs and attorneys' fees) arising from the indemnifying party's (the "Indemnitor") breach of any of its covenants or agreements in this Agreement. In case any action or proceeding is brought against the indemnified party (the "Indemnitee") by reason of any such claim, Indemnitor shall defend the same at Indemnitor's expense by counsel chosen by Indemnitee and reasonably acceptable to Indemnitor.

          (b) If an Indemnified Party receives a claim or demand made by any person, entity, firm, governmental authority or corporation (a "Third Party Claim") against the Indemnified Party, then the Indemnified Party shall promptly notify Indemnitor in writing of the Third Party Claim, and in any case within 10 business days after receipt by Indemnified Party of written notice of the Third Party Claim. Thereafter, Indemnified Party shall promptly deliver to Indemnitor copies of all notices and documents (including court papers) received by
Indemnified Party relating to the Third Party Claim; provided, however, that failure to give such notification or to deliver any such notice or document shall not affect the indemnification provided for hereunder except to the extent Indemnitor shall have been prejudiced as a result of such failure.

     11.3 Insurance on Sorbie. SAC may at any time or times, in its own or in Sorbie's name, but at SAC's own expense, apply for life, health, accident or other insurance covering Sorbie, in any amount which SAC may deem necessary to protect its interests hereunder, provided, however, that Sorbie does not represent that such insurance is obtainable. SAC may be the beneficiary of and shall own all rights in such policies and the cash values and proceeds thereof, and neither Sorbie nor International shall have any right, title or interest therein or with respect thereto. Sorbie shall assist in procuring such insurance by submitting to the
customary  medical examinations and by         correctly
preparing, signing and delivering such applications and other documents as may reasonably be required.

     11.4 Confidentiality. Each party will take all reasonable steps (including, without limitation entering into appropriate confidentiality and nondisclosure agreements with all of its officers, directors and employees with access to or knowledge of the Sorbie Trademarks or Intellectual Property) to safeguard and maintain the secrecy and confidentiality of the Confidential Information. Except as expressly permitted by the terms of this Agreement, none of the parties will use or disclose any of the Confidential Information without the prior written consent of the other.

     11.5 Conversion Rate. The conversion rate between the English pound and the U.S. dollar where required for payment of a particular invoice shall be the exchange rate in effect as of the date of the invoice at the principal office of Mellon Bank, N.A. for transactions of comparable size. Unless specified to the contrary, all payments shall be made in United States Dollars. References to dollars ("$") means United States Dollars, and references to pounds ("L") means Pounds Sterling.

     11.6 Audit. SAC through its subsidiaries that manufacture and sell the Sorbie Products shall maintain records sufficient to allow Trading's and International's independent certified public accountants (the "Accountants") to audit or otherwise review the calculation of Cost and Net Sales and shall allow the Accountants access to such records upon two days advance written notice to SAC. Trading and International shall bear all costs of the audit or review unless Costs were actually overstated or Net Sales were under reported for the period reviewed by more than five percent (5 %). If Costs were actually overstated or Net Sales understated for the period reviewed, Trading or International shall be reimbursed for any overcharges in the price of Sorbie Products sold to Trading or International or royalty payments, and if Costs were actually overstated or Net Sales understated for the period under review by more than five percent (5 %), then Trading or International shall be reimbursed for all reasonable costs of the audit or review.

     11.7 Late Payment. If any party is late in making a payment owed pursuant to this Agreement, then such late payment shall bear interest at the rate of one percent (1%) per month, based on actual number of days elapsed and a 30-day month, until such payment is made. At no time, however, shall the rate of interest provided for in this Section 11.7 exceed the maximum legal limit (if any) under any law that now or hereafter governs the payment of interest under this Agreement. If such legal limit is exceeded, such interest rate shall be deemed to have been reduced to such legal limit without further action by the parties until such time as the legal limit increases.

     11.8 Taxes. International and Trading and their employees shall be solely responsible for any income tax liability which they may incur as a result of their appearances within the SAC Territory. Each party acknowledges that the other party may be required by law or regulation to withhold certain taxes from the amounts to be paid to the other party or to any individual. International and Trading also shall be solely responsible for obtaining at their sole cost and expense any and all necessary work and other permits and licenses required to fulfill its obligations hereunder.

     11.9  Assignment.

          (a) None of the parties hereto may assign or otherwise transfer this Agreement without the consent of the others, except that any party hereto, other than Sorbie may transfer or assign this Agreement to any company which it owns or Controls or which Controls it, or to any company with which it may be merged or consolidated or which may acquire all or substantially all of its stock and/or assets, or to any other corporate successor provided that the assignee shall execute and deliver to the other party an assumption of all of the assignor's obligations hereunder and the assignor shall execute and deliver a guarantee of such assumption in the form attached to the Original Agreement as Exhibit 13.9. The Agreement shall inure to the benefit of and be binding upon each party and its successors and assigns. If this Agreement is assigned in accordance with the foregoing provisions, all references herein to a party shall likewise be deemed to be references to the assignee.

          (b) If SAC desires to sell its rights to the Sorbie Trademarks in SAC's Territory, other than by the transfers described above, or the TSI Parties desire to sell their rights to the Sorbie Trademarks in International's Territory, then SAC or the TSI Parties, as the case may be (the "Offering Party") shall offer the other party (the "Receiving Party") the right to buy the Sorbie Trademarks at a specified price. The Receiving Party shall have thirty
(30) days from the day on which it receives written notice from the Offering Party of the price at which the Sorbie Trademarks are offered (the "Determination Date") to determine whether to accept the Offering Party's offer. If the Receiving Party elects to accept the offer, then the Receiving Party shall pay a nonrefundable deposit equal to 10% of the offer price on the Determination Date and the remainder of the offer price by wire transfer of immediately available funds within 30 days of the Determination Date or the date on which final sale documents are signed, whichever is later, but in no event more than 60 days after the date of the Receiving Party's election. If the Receiving Party elects not to accept the offer or does not respond within the 30 day period, then the Offering Party may sell the Sorbie Trademarks to any third party; provided, such sale is consummated at a price equal to or greater than the offer price and the sale is consummated, including signing of final sales documents, within 180 days after the date on which the Receiving Party received the offer. If the sale is not consummated as set forth in the preceding sentence, then the Receiving Party's rights pursuant to this Section 11.9(b) shall be reinstated.

     11.10 Right to Injunctive Relief. The services to be rendered by Trading, International and SAC under the terms hereof, and the rights and privileges granted to one another under the terms hereof, are of a special, unique, unusual, extraordinary and intellectual character which gives them a value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.
As a result, a breach by any party of any of the nonmonetary obligations contained in this Agreement will cause the others irreparable injury and damage. It is expressly agreed that any party shall be entitled to injunctive and other equitable relief to prevent such a breach. Resort to injunctive and other equitable relief, however, shall not be construed as a waiver of any other rights or remedies which a party may have for damages or otherwise, nor shall the initiation of arbitration proceedings for damages or other legal relief be construed to be a waiver of any other rights or remedies which such party may have.

     11.11 Arbitration. All disputes under this Agreement involving SAC shall be settled by arbitration in Pittsburgh, Pennsylvania, before an arbitration panel of three arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association with said rules being modified to allow the parties to engage in discovery in accordance with the Federal Rules of Civil Procedure. Arbitration may be commenced at any time by any party hereto by giving written demand to each other party to a dispute that such dispute has been referred to arbitration under the Section.

          The arbitration panel shall consist of three arbitrators. SAC shall appoint one arbitrator and the Sorbie Parties shall appoint one arbitrator. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its demand (the "Demand"). The other party (the "Respondent") shall appoint its arbitrator within 20 days of receipt of the Demand (whether the Demand is received from the Claimant or from the American Arbitration Association) and shall notify the Claimant of such appointment in writing. If the Respondents fail to appoint an arbitrator within such 20-day period, the arbitrator named in the Demand shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties. If the parties cannot agree on a third arbitrator, or if either party so requests, then the President of the American Arbitration Association shall appoint the third arbitrator, the President of the American Arbitration Association shall appoint the third arbitrator within 20 days after such request and shall notify the parties of the appointment. The third arbitrator shall act as Chairman of the panel.

          This provision for arbitration shall be
specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

     11.12 Choice of Law: Jurisdiction.

          (a)  This Agreement shall be construed in
accordance with and all disputes shall be governed by the laws of the Commonwealth of Pennsylvania, U.S.A., except for questions dealing with the choice of law, which are governed by this Section 11.12. Notwithstanding the foregoing sentence, the provisions of the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania, and not the Convention for the International Sale of Goods, shall govern this Agreement.

          (b) Any suit filed for an award of injunctive or other equitable relief shall be filed in the United States District Court for the Western District of Pennsylvania, and the award may be enforced in accordance with its terms in any court of competent jurisdiction in the United States, the United Kingdom or elsewhere. Service of process upon Trading, International, Sorbie or SAC may be made by mailing a copy of a complaint by mail or courier with proof of delivery (to the attention of the president in the case of International, Trading and SAC) at the then current address identified in this Agreement. Such service shall not be effective until the complaint is actually received.

     11.13 Nonwaiver. No waiver by a party of any of the terms and conditions or provisions of this Agreement shall be deemed to have been made unless expressed in writing and signed by the parties. No waiver by a party of any breach of any of the terms or conditions of this Agreement shall constitute a waiver of any succeeding or preceding breach of the same, or any other terms or conditions herein contained.

     11.14 Notices. All notices hereunder shall be in writing and sent by mail or courier, with proof of delivery, addressed as follows:

             To:     Sorbie Acquisition Co.
                     504 Allegheny River Boulevard
                     Oakmont, PA 15139
                     Attention: President

             To:     Sorbie Trading Limited
                     10 Russell Street
                     Covent Garden
                     London WC28 5HZ
                     England
                     Attention: Managing Director

             To:     Trevor Sorbie International, PLC
                     10 Russell Street
                     Covent Garden
                     London WC28 5HZ
                     England

             To:     Trevor Sorbie
                     10 Russell Street
                     Covent Garden
                     London WC28 5HZ
                     England




     The above addresses may be changed from time to time by serving notice as hereinabove provided.

     11.15 Independent Contractor. The parties shall have the relationship of independent contractors and not principal-agent, employer-employee, or joint venturer.
Neither party shall have the right to bind the other party or make any representations or commitments on their behalf.

     11.16 Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to law. If there is any conflict between any provision of this Agreement and any material present or future law, ordinance or administrative, executive or judicial regulation, order or decree, which the parties have no legal right to overcome by contract, the latter shall prevail. In such event the affected provision or provisions of this Agreement shall be modified only to the extent necessary to bring them within the legal require-ments, and only during the time such conflict exists. If any provision of this Agreement shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in full force and effect, and it is the intention of the parties that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.

     11.17 Signatures The undersigned warrant that they are duly authorized representatives of the parties, that all corporate action necessary to approve this Agreement has been taken and that they have the authority to sign this Agreement on behalf of the parties hereto.

     11.18 Entire Agreement. This Agreement constitutes the complete, final and exclusive agreement among the parties in respect of the subject matter hereof and thereof, and supersedes all prior and contemporaneous agreements between them in connection with the subject matter of this Agreement. No officer, employee or other servant or agent of SAC, Trading or International is authorized to make any representation, warranty or other promise which is not contained in this Agreement.

     11.19 Force Majeure. Neither party to this Agreement shall be liable for any breach hereof occasioned by any cause or circumstance beyond its reasonable control ("Force Majeure"); provided, however, that the party invoking this provision shall notify the other party promptly in writing of the occurrence of any such cause, and promptly exert due diligence to remove such cause. Such causes shall include, by way of example only, acts of God, fire, explosion, mechanical breakdown, plant shutdowns, unavailability of or interference with usual means of acquiring, manufacturing or transporting products or inability to obtain raw materials or energy for the manufacture of products. The obligations of the party who is unable to perform due to Force Majeure shall be suspended to the extent prevented by and for the duration of any Force Majeure. Upon removal of the Force Majeure, all obligations shall resume. Notwithstanding anything in this Agreement to the contrary, in the event SAC is only able to partially resume its ability to produce Sorbie Products, SAC shall be free to allocate the Sorbie Products generally in proportion with the amount of Products SAC previously provided to the TSI Parties and its other distributors.

     11.20 Special Release. International, Trading and Sorbie on behalf of themselves, their successors and assigns hereby completely release, acquit and forever discharge SAC, its subsidiaries, successors and assigns and each of their agents, attorneys, affiliates and persons employed or engaged by each of them, as well as their respective successors and assigns of and from any and all actions and causes of action, suits, covenants, claims, contracts, controversies, agreements, promises, liabilities, obligations, guarantees, indemnities, damages, debts, sums of money, accounts, executions, judgments and demands whatsoever, whether the same be liquidated or unliquidated, contingent or fixed, matured or unmatured, determined or undetermined, known or unknown, foreseen or unforeseen, whether past, present or future, whether the same be at law or in equity, and whether or not founded in fact or in law, arising out of or related to the delivery by SAC of the orders set forth on Exhibit 13.20 to the Original Agreement after
July 17, 1994 except with respect to England Boots. With respect to the England Boots order, the release provided above shall apply until August 5, 1994.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective on the Effective Date.

                                    TREVOR SORBIE INTERNATIONAL
                                     Public Limited Company

                                    By:


                                    SORBIE TRADING, LIMITED

                                    By:


                                    TREVOR SORBIE


                                    SORBIE ACQUISITION CO.
                                    By:























                              APPENDIX A


     "Affiliate" of any person or entity means any individual or corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such other person or entity and any predecessor to such person.

     "Confidential Information" means "trade secrets" as defined by the Uniform Trade Secret Act, and any other information in any form which is treated as confidential by the parties and which is not generally known, including without limitation, know how, designs, plans, processes, methods, manufacturing procedures, formulae, specifications and labeling, container and product ideas.

     "Control" means the power to direct or cause the direction of management and policies, whether through ownership or voting securities, by contract or otherwise, and shall, without limiting the foregoing, be deemed to exist in case of ownership of share comprising 66% or more of the voting power of a corporation.

     "Copyrights" means all copyrights and copyrightable subject matter, as may be recognized by the laws of any countries in the world.

     "Cost" means in the case of Sorbie Products produced by or for SAC, SAC's then current cost of materials, labor and factory overhead, using such cost accounting methods as SAC consistently applies in its operations. Cost shall include charges related to placing bar codes on products bearing any Sorbie Trademark. In the case of Sorbie Products purchased in whole or part from nonaffiliated third parties, it means the purchase price plus shipping, duty, insurance, taxes, transportation, handling and any other similar costs, and the cost of any additional formulation, processing and/or packaging. Any handling charge shall be determined using such methods as the parties may establish from time to time.

     "Effective Date" means that date on which all parties have executed this Agreement, which date shall be inserted by the last party executing this Agreement on the first page hereof.

     "Inflation Factor" shall mean a percentage amount equal to the percentage increase or decrease in the Consumer Price Index for All Urban Customers published by the United States Bureau of Labor Statistics, for the Pittsburgh, Pennsylvania area (the "CPI") for the most recent complete calendar year for which the CPI has been reported over the CPI for the calendar year immediately preceding such most recent complete calendar year.

     "Intellectual Property" means all trade dress, "Copyrights", "Patent Rights" and "Confidential Information" created by or used on or in connection with the manufacture, distribution, promotion or sale of products bearing any Sorbie Trademark.

     "International's Territory" means the world except
North America and South America.

     "Net Sales" means the consolidated gross invoice price for Sorbie Products (excluding sales to TSI and/or its affiliates), less: (i) returns for which the sales price was refunded for any reason, (ii) freight, and (iii) trade discounts or allowances (on terms of two percent (2%) for 15 days), Sterling Salon Club expense, Sterling Salon Club free goods, chain account expense (discounts granted to distributors who have acquired multi-unit business at less than full margin), cooperative advertising credits (for Sterling Salons only up to $600 per Sterling Salon per calendar year), Educational Funds Expense (off invoice allowance to distributors to support local market salon education), Minimum Purchase Performance Standard (5% quarterly allowance paid to distributors who achieve certain specified sales levels), promotions (off invoice promotion allowances to distributors), and regional promotions (promotional payments goods and services administered by regional managers and paid to distributors and their sales consultants), provided, however that the aggregate amount of the items listed in subsection (iii) for any quarter shall not exceed eight percent (8%) of the consolidated gross invoice price for Sorbie Products (excluding sales to TSI and/or its affiliates) for such quarter. Sales to SAC's Affiliates shall be included in Net Sales in an amount equal to the greater of (x) the gross invoice price to such Affiliate or (y) the lowest gross invoice price paid by any non-Affiliate of SAC during the preceding six month period, in each case net of the items referred to above. "Net Sales" does not include any resale of any product by any person or entity if a royalty payment obligation hereunder arose in connection with a prior sale of the same product.

     "North America" means the United States of America, Canada, Mexico, Antigua and Barbuda, Bahamas, Barbados, Belize, Costa Rica, Cuba, Dominica, Dominican Republic, El Salvador, Grenada, Guatemala, Haiti, Honduras, Jamaica, Nicaragua, Panama, St. Christopher and Nevis, St. Lucia, St. Vincent and the Grenadines, Trinidad and Tobago and the following political units: Anguilla, Bermuda, Cayman Islands, Greenland, Guadeloupe, Netherlands Antilles, Puerto Rico, St. Pierre, Turks and Caicos Islands, Virgin Islands (U.S.) and any other
Caribbean islands.

     "Patent Rights" means all patents, patent applications, and inventions, whether or not patented. The term "patent" includes all protectable designs, inventor's certificates and any extensions, continuations, continuations-in-part and reissues thereof.

     "Rights of Publicity" means any and all interest in the goodwill and/or publicity value of the Sorbie name, voice, style, autograph, likeness, endorsement, image (whether still, moving or otherwise recorded in any manner) and reputation in connection with any Sorbie Trademark or otherwise.

     "Royalty Credit" means that amount indicated on
Schedule I attached hereto and made a part hereof which states the total amount of the Purchase Price (as defined in the Purchase Agreement) which has not been offset against royalties due International under the Purchase Agreement as of the Effective Date.

     "SAC's Territory" means North America and South
America.

     "Sorbie Products" shall mean any product bearing any Sorbie Trademark.

     "Sorbie Trademarks" means all trademarks, service marks and names throughout the world, pertaining to any classification of goods or services, which use or include the words "Sorbie" or "Trevor Sorbie" and all registered and unregistered designs, symbols, names, words and devices, including but not limited to the "squiggly", related thereto or developed by or for Sorbie, International or any of their respective Affiliates and all names and descriptions similar thereto in any language, and all rights related thereto, including, without limitation, all of the business goodwill associated therewith, all registrations and pending applications for registrations therefor, all Rights of Publicity and all other rights associated with the Sorbie and Trevor Sorbie names and marks.

     "South America" shall mean the countries of Argentina, Bolivia, Chile, Columbia, Ecuador, French Guiana, Guyana,
Paraguay, Peru, Surinam, Uruguay, and Venezuela.